Exhibit 99.3

August 14, 2017

Board of Directors

DuPont Fabros Technology, Inc.

401 9th Street NW, Suite 600

Washington, DC 20004

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Digital Realty Trust, Inc., filed on August 14, 2017 (the “Amendment No. 1 to Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated June 8, 2017 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Digital Realty Trust, Inc. (“DLR”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “DFT Shares”), of DuPont Fabros Technology, Inc. (“DFT”) of the exchange ratio of 0.545 shares of common stock, par value $0.01 per share (the “DLR Shares”), of DLR to be paid for each DFT Share, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2017 (the “Agreement”), by and among DLR, Penguins REIT Sub, LLC, a wholly owned subsidiary of DLR, Digital Realty Trust, L.P., a subsidiary of DLR (the “DLR Partnership”), Penguins OP Sub 2, LLC, a wholly owned subsidiary of the DLR Partnership (“Merger Sub GP”), Penguins OP Sub, LLC, a subsidiary of the DLR Partnership and Merger Sub GP, DFT, and DuPont Fabros Technology, L.P., a subsidiary of DFT.

The Opinion Letter was provided for the information and assistance of the DFT board of directors in connection with its consideration of the transaction contemplated therein. We understand that DFT has determined to include our Opinion Letter in the Amendment No. 1 to Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter and firm under the captions “Summary — Opinions of Financial Advisors,” “The Mergers — Background of the Mergers,” “The Mergers — Recommendation of the DFT Board and Its Reasons for the Mergers,” “The Mergers — Opinion of DFT’s Financial Advisor” and to the inclusion of our Opinion Letter as Annex F to the Joint Proxy Statement/Prospectus included in the Amendment No. 1 to Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amendment No. 1 to Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Amendment No. 1 to Registration Statement), proxy statement, prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

GOLDMAN SACHS & CO. LLC